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                                                                     Exhibit 2.2

                             STOCKHOLDER AGREEMENT


          This STOCKHOLDER AGREEMENT (this "Agreement"), dated as of January 14, 2000, is made and entered into among Wesco Holdings Midwest, Inc., a Nebraska corporation ("Parent"), C Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Purchaser"), and the party listed under the heading "STOCKHOLDER" on the signature page hereof ("Stockholder");

                                 W I T N E S S E T H:

          WHEREAS, as of the date hereof, Stockholder owns beneficially and of record the number of shares of common stock, par value $0.01 per share ("Company Common Stock"), of Cort Business Services Corporation, a Delaware corporation (the "Company"), set forth opposite Stockholder=Stockholder's name on Exhibit A hereto (the total number of shares of Company Common Stock owned by Stockholder, and any other Company stock or any stock option that Stockholder acquires, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, being collectively referred to as the "Shares");

          WHEREAS, Stockholder and Robert N. Pokelwaldt ("Trustee") are parties to that certain Amended and Restated Voting Trust Agreement, dated as of November 15, 1999 (the "Trust Agreement"), pursuant to which Stockholder placed all of the Shares in a voting trust;

          WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, Purchaser and Wesco Financial Corporation, a Delaware corporation and the parent corporation of Parent ("Ultimate Parent") are entering into an Agreement and Plan of Merger (the "Merger Agreement"), of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for, among other things, a tender offer by Purchaser for the Company Common Stock and the subsequent merger of Purchaser with and into the Company (the "Merger"); and

          WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Ultimate Parent, Parent and Purchaser have requested Stockholder to agree, and in order to induce Ultimate Parent, Parent and Purchaser to enter into the Merger Agreement Stockholder has agreed to enter into this Agreement.

          NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants, and agreements hereinafter set forth, the parties hereto hereby agree as follows:

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                                   ARTICLE I

                  STOCKHOLDER'S REPRESENTATIONS AND WARRANTIES

          Stockholder hereby represents and warrants to Parent and Purchaser as follows:

          1.1. Due Organization and Authorization. Stockholder is a corporation, duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. Stockholder possesses the requisite power and authority to execute, deliver, and perform this Agreement, to appoint Purchaser and Parent (or any nominee thereof) as its Proxy (as defined below), and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement, the appointment of Purchaser and Parent (or any nominee thereof) as Stockholder's Proxy, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of Stockholder and its equity owners. This Agreement has been duly executed and delivered by or on behalf of Stockholder and constitutes a legal, valid, and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms. There is no beneficial owner of any of the Shares or other beneficiary or holder of any other interest in any of the Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

          1.2. No Conflicts; Required Filings and Consents. (a) The execution and delivery of this Agreement by Stockholder do not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate the certificate of incorporation or bylaws of Stockholder, (ii) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder's assets is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder or of its subsidiaries, including, without limitation, the Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder's assets is bound or affected.

       (b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, other than
(i) filings under the HSR Act and any similar foreign requirements, and (ii) any necessary filing under the Securities Exchange Act of 1934, as amended.

          1.3. Title to Shares. Stockholder is the sole record and beneficial owner of the shares of Company Common Stock set forth opposite Stockholder's name on Exhibit A hereto, subject to Trustee's interest therein pursuant to the Trust Agreement, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement,

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understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement, the Merger Agreement and the Trust Agreement or as described in
Schedule 1.3 hereto. As of the date hereof, Stockholder does not own beneficially or of record any other Shares.

          1.4. Information for Offer Documents and Proxy Statement. None of the information relating to Stockholder and its affiliates provided by or on behalf of Stockholder or its affiliates specifically for inclusion in the
Schedule 14D-1, Schedule 14D-9, Offer Documents, or Proxy Statement will, at the respective times the Schedule 14D-1, Schedule 14D-9, Offer Documents, and Proxy Statement are filed with the SEC or are first published, sent or given to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE II

                            STOCKHOLDER'S COVENANTS

          2.1. Voting of Shares. To the extent it becomes entitled to vote its Shares, Stockholder hereby agrees that from the date hereof until the termination of the Agreement pursuant to Section 4.2 (the "Term"), at any meeting of the stockholders of the Company however called and in any action by written consent of the stockholders of the Company, Stockholder shall vote its Shares (i) in favor of the Merger and the Merger Agreement (as it may be amended from time to time), (ii) against any Takeover Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company (except as contemplated by the Merger Agreement), any change in the present capitalization of the Company or any amendment to the Company's corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability for Purchaser or its nominee(s) to vote the Shares directly.

          2.2. Proxy. Stockholder hereby revokes all prior proxies or powers of attorney with respect to any of its Shares other than those granted under the Trust Agreement. Subject to the prior rights granted under the Trust Agreement, Stockholder hereby constitutes and appoints Parent

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and Purchaser, or any nominee designated by Parent and Purchaser, with full power of substitution and resubstitution at any time during the Term, as its true and lawful attorney and proxy ("Proxy"), for and in its name, place, and stead, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Stockholder as its Proxy, at every annual, special, adjourned, or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate, or other document relating to the Company that the law of the State of Delaware might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

          2.3. Affiliate Agreements. Stockholder hereby terminates, as of the Closing, any and all contractual rights in favor of Stockholder then in effect between Stockholder, on the one hand, and the Company, on the other hand. Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

          2.4. Tender. Stockholder hereby agrees to tender in the Offer, prior to the initial Expiration Date (as defined in the Merger Agreement), all Shares owned beneficially and of record by it. Stockholder hereby acknowledges and agrees that Parent's and Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions set forth in the Merger Agreement.

          2.5 Restrictions on Transfer, Proxies and Non-Interference. Stockholder hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares, provided that Stockholder may (a) if required by applicable law, convert Shares of Company Common Stock owned by Stockholder into Shares of Class B Common Stock, par value $.01 per share, of the Company to the extent so required (for the avoidance of doubt, such shares of Class B Common Stock shall be included within the definition of "Shares," and the Company's Class B Common Stock is included within the definition of "Company Common Stock," for all purposes under this Agreement) or
(b) transfer any or all of the Shares to an affiliate of Stockholder who agrees to be bound by the terms of this Agreement and the Voting Agreement (as defined in the Merger Agreement), (ii) other than the Trust Agreement, grant any proxies, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares, (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder's obligations under this Agreement, or (iv) revoke the Trust Agreement or change the

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trustee thereunder unless Stockholder or the substitute trustee, as applicable, agrees to be bound by the Voting Agreement or, if the trustee thereunder resigns, fail to appoint within 30 days a successor trustee who agrees to be bound by the Voting Agreement.

          2.6. Disclosure. Stockholder hereby authorizes Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), its identity, its ownership of Company Securities, and the nature of its commitments, arrangements, and understandings under this Agreement.

          2.7. No Solicitation. Stockholder covenants and agrees that, during the Term, it shall not, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any person (other than from Ultimate Parent, Parent or Purchaser) relating to (i) any acquisition of any Shares or (ii) any transaction that constitutes a Takeover Proposal. Stockholder further covenants and agrees that, during the Term, it shall not and shall not permit its officers, directors, partners, representatives, or agents to, participate in any discussions or negotiations (except with Ultimate Parent, Parent or Purchaser) regarding, or furnish to any person (other than Ultimate Parent, Parent or Purchaser) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any person (other than Ultimate Parent, Parent and Purchaser) to make, any transaction that may constitute a Takeover Proposal. Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of Stockholder and its officers, directors, agents, or other representatives with any person (other than Ultimate Parent, Parent and Purchaser) with respect to any of the foregoing. Stockholder shall notify Parent and Purchaser promptly of any such proposal or offer, or any inquiry or contact with any person with respect thereto, of which it becomes aware and shall, in any such notice to Parent and Purchaser, indicate in reasonable detail the identity of the person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact. Notwithstanding any provision of this Section to the contrary, if any officer, director, partner, agent, or representative of Stockholder is a member of the Board of Directors of the Company, such member of the Board of Directors of the Company may, in his or her capacity as such director, take such actions, if any, as are permitted by Section 5.2 of the Merger Agreement.

                                  ARTICLE III

                           COMPANY SECURITIES OPTION

          3.1. Grant of Option. In order to induce Ultimate Parent, Parent and Purchaser to enter into the Merger Agreement, Stockholder hereby grants to Parent and Purchaser an irrevocable option (the "Company Securities Option") to purchase the Shares at a price per Share (the "Offer Price") equal to $28.00 in cash or any higher price paid or to be paid by Parent or Purchaser

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pursuant to the Offer or the Merger or prior to the termination of this
Agreement pursuant to Section 4.2 below, but excluding any price paid to any shareholder who exercises dissenters' rights in connection with the Merger. The Company Securities Option shall be exercisable pursuant to the terms of Section
3.2 below.

          3.2. Exercise of Company Securities Option. The Company Securities Option (i) shall become exercisable, in whole but not in part, for all Shares subject thereto (less any such Shares which Purchaser has accepted for payment or paid for in the Offer) at the close of business upon the Expiration Date (or, if for any reason later, immediately after the expiration of the period, including any extensions thereof, during which shares of Company Common Stock tendered pursuant to the Offer may by the terms of the Offer be accepted or rejected) or, if later, the date on which (x) all waiting periods under the HSR Act or other applicable Law shall have expired or been waived and (y) there shall not be in effect any preliminary or final injunction or other order issued by any court or governmental, administrative, or regulatory agency or authority prohibiting the exercise of the Company Securities Option pursuant to this Agreement, if, but only if, Purchaser has accepted for payment all shares of Company Common Stock tendered and not withdrawn in the Offer, and (ii) shall remain exercisable for a period of ninety (90) days after the first such date on which the Company Securities Option becomes exercisable pursuant to clause (i) of this sentence. If the Company Securities Option does not become exercisable under this Section 3.2 due to (a) the withdrawal of the Offer prior to the Expiration Date, or (b) the failure of Purchaser to accept for payment all shares of Company Common Stock tendered and not withdrawn in the Offer, it shall be deemed to have expired. In the event that Parent or Purchaser wishes to exercise the Company Securities Option, Parent or Purchaser, prior to the expiration thereof, shall send a written notice to Stockholder identifying the place for the closing of such purchase at least three (3) business days prior to such closing.

          3.3. Subsequent Sale. If, prior to the earlier of (i) the Effective Time and (ii) the date which is eighteen (18) months after the exercise of the Company Securities Option by Parent or Purchaser, Parent or Purchaser sells any or all of the Shares purchased upon exercise of the Company Securities Option to an unaffiliated third party (a "Subsequent Sale") at a per share price in excess of the Offer Price (the "Subsequent Sale Price"), then Parent or Purchaser will pay to Stockholder, within five (5) days of receipt of payment by Parent or Purchaser for such Shares, an amount equal to the excess of the Subsequent Sale Price over the Offer Price multiplied by the number of shares sold in the Subsequent Sale.

                                   ARTICLE IV

                                 MISCELLANEOUS

          4.1. Definitions. Terms used but not otherwise defined in this Agreement, have the meanings assigned to such terms in the Merger Agreement.

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          4.2.  Termination.  This Agreement shall terminate and be of no further force and effect (i) by the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the earlier to occur of (A) the Effective Time or (B) the closing of the exercise of the Company Securities Option or the expiration of the Company Securities Option, whichever occurs earlier. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

          4.3. Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

          4.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) upon confirmation of receipt of facsimile transmission, (iii) upon confirmed delivery by a standard overnight courier, or (iv) after five (5) business days if sent by registered or certified mail, postage prepaid, return receipt requested, to the following address or to such other address that a party hereto might later specify by like notice:

          (a)   if to Parent or Purchaser, to:

          Wesco Holdings Midwest, Inc.
          1440 Kiewit Plaza
          Omaha, Nebraska 68131
          Attention: Marc D. Hamburg
          Telecopy: (402) 346-3375

          with copies to:

          Munger, Tolles & Olson LLP
          355 South Grand Avenue, 35th Floor
          Los Angeles, California  90071-1560
          Attention: Robert E. Denham
          Telecopy: (213) 687-3702

          (b)   If to Stockholder, to:

          Citicorp Venture Capital Ltd.
          399 Park Avenue
          New York, New York 10043
          Attention: James A. Urry
          Telecopy: (212) 888-2940

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          4.5.  Severability.  In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

          4.6. Entire Agreement. This Agreement and the Merger Agreement, as it may be amended from time to time, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect thereto.

          4.7. Assignment. No party may assign or delegate this Agreement or any right, interest, or obligation hereunder, provided that Parent or Purchaser, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent.

          4.8. No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and permitted assignees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

          4.9. Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

          4.10. Further Assurance. Each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          4.11. Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

          4.12. No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its obligations hereunder, or the existence of any custom or practice of the parties at variance with the terms hereof shall not

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constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

          4.13. Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or otherwise breached. Accordingly, the parties agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law, or in equity.

          4.14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without effect to provisions thereof relating to conflicts of law.

          4.15. Headings. The descriptive headings in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          4.16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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          IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by an officer thereunto duly authorized as of the date first written above.

          Wesco Holdings Midwest, Inc.


          By:  /s/ Warren E. Buffett
               ---------------------------------------------
          Its:  President


          C Acquisition Corp.


          By:  /s/ Warren E. Buffett
               ---------------------------------------------
          Its:  Chief Executive Officer



          STOCKHOLDER

          Citicorp Venture Capital Ltd.


          By:  /s/ William T. Comfort
               -------------------------------------------
          Its:  Chairman

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                                   Exhibit A


Name                                     No. of Shares
----                                     -------------

Citicorp Venture Capital Ltd.            5,778,518

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